Exhibit 99.2

        Chemed Corporation Reports 2004 Third-Quarter Results;
                   Consolidated Diluted EPS of $.84

    CINCINNATI--Oct. 25, 2004--Chemed Corporation (Chemed) (NYSE:CHE), which operates VITAS Healthcare Corporation (VITAS), the nation's largest provider of end-of-life care, and Roto-Rooter, the nation's largest commercial and residential plumbing and drain cleaning services provider, today reported financial results for its third quarter ended September 30, 2004, versus the comparable prior-year period, as follows:


--  Consolidated Operating Results (GAAP)
    --  Revenue increased 181% to $211.1 million
    --  Diluted EPS of $.84

--  VITAS generated record Revenue and ADC levels
    --  Quarterly Net Patient Revenue of $135.1 million, up 19%
    --  Average Daily Census (ADC) of 8,949, up 17%
    --  Net Income of $9.0 million

--  Roto-Rooter segment reported increased Revenue and Net Income
    --  Revenue increased 5%
    -- Net Income, including prior quarters' tax benefits, of $6.1 million, an increase of 118%

    "Chemed Corporation continues to generate strong fundamental performance," stated Kevin McNamara, Chemed president and chief executive officer. "Our methodical expansion of the VITAS business model now includes 32 programs in 11 states. ADC for the third quarter of 2004 was 8,949, an increase of 17.1% over the prior-year quarter and 4.3% above the second quarter of 2004. This translated into revenue growth of 19.0% over the prior year and 3.7% over the second quarter of 2004. We currently have 10 new starts in various stages of development, including our small acquisition in Atlanta. New starts generated $1.4 million of operating losses in the quarter, which had a modest impact on our overall margins.
    "In addition, Roto-Rooter continues to show strong earnings improvements over the prior year. For the third quarter of 2004, revenue growth aggregated 5.4% and net income, including $847,000 of favorable tax adjustments, increased 118% over the prior year."
    "The third quarter of 2004 does contain a number of items that positively impacted our GAAP operating results," said David Williams, Chemed's chief financial officer. "These items included reversing out certain severance accruals related to the VITAS merger, as well as adjusting year-to-date amortization and depreciation expense as we finalize valuations for the VITAS transaction. In addition, we have recently completed a multi-state and local tax planning analysis that had a favorable impact on our year-to-date effective tax rate. These items are explained in the notes to the accompanying statements of income. These should assist in projecting a more reasonable estimate of our earnings on a go-forward basis. We continue to caution everyone to carefully review the accounting issues relating to the refinancing and merger of VITAS into Chemed when analyzing quarter and year-to-date operating results."
    For a detailed presentation of operating results, adjustments and special items and related definitions and components, please refer to the attached schedules.

    VITAS

    The merger of VITAS was completed on February 24, 2004. Prior to that date, the Company accounted for its 37% ownership of VITAS under the equity method of accounting. As a result, under generally accepted accounting principles, only a portion of VITAS' operating results is fully consolidated into Chemed's first quarter of 2004 results.
    VITAS had net patient revenue of $135.1 million, income from operations of $14.7 million and net income of $9.0 million in the third quarter of 2004.
    VITAS generated revenue growth of 19.0% over the prior-year period and 3.7% sequentially. Gross margins remained relatively flat at 21.8% in the third quarter of 2004 as compared to the prior-year quarter. The third-quarter 2004 gross margin includes $1.4 million in startup losses, which is an incremental $0.9 million over the prior-year period. This negatively impacted margins by 104 basis points. Central support costs for VITAS, which are included as selling, general and administrative expenses, declined 9.8% from the prior-year quarter and increased 3.5% sequentially.
    VITAS' average daily census (ADC) in the third quarter of 2004 was 8,949. This compares to an ADC of 7,643 in the comparable prior-year period, an increase of 17% and a 4% increase over the second quarter of 2004. Average length of stay (LOS) per patient was 60.8 days for the quarter and compares to 54.7 days in the third quarter of 2003. Average LOS for all non-startup programs ranged from a low of 35.2 days to a high of 84.5 days in the third quarter of 2004. The median LOS was 13.0 days in the quarter, an increase of 1.0 day over the prior year.
    "We continue to see strong organic ADC growth across all levels of VITAS," said McNamara. "The ADC in our 22 base programs now exceeds an average of 397 patients per program. In our large programs, those with an average daily census in excess of 450, ADC growth was 14% over the prior-year quarter and increased 2.2% sequentially. Our small and medium programs generated ADC growth of 20.6% over the prior year and 6.5% sequentially."
    "We did see significant mix fluctuations in our revenue components this quarter," Williams stated. "Routine home care aggregated 69.8% of revenue, an increase of 130 basis points over the prior-year quarter and a 150-basis-point increase on a sequential basis. Our inpatient revenue aggregated 13.6% of total revenue and continuous care was 16.6% of revenue in the third quarter of 2004."

    Roto-Rooter Segment

    Roto-Rooter's plumbing and drain cleaning business generated sales of $66.8 million for the third quarter of 2004, 5.4% higher than the $63.3 million reported in the comparable prior-year quarter. Net income for the quarter, including $847,000 of favorable tax benefits relating to prior quarters, totaled $6.1 million, an increase of 118% over the prior-year quarter.
    "There are several factors contributing to the improvement in the plumbing and drain cleaning segment," stated McNamara. "Job count increased 1.9% in the third quarter of 2004 over the prior-year period. We continue to see strengthening demand in commercial and residential plumbing. Our expense control at the field level resulted in a third-quarter-2004 gross profit margin of 45.4%, which is 160 basis points above the third quarter of 2003."

    Consolidated Financial Position

    "Our cash position is solid," Williams stated. "As of September 30, 2004, we have over $51 million in cash and approximately $72 million of unused lines of credit under our Credit Facility. In addition, we have tax refunds in excess of $15 million relating to the deductibility of stock option buyouts at the VITAS level that should be received by the end of the year."

    Guidance for the Remainder of the Year

    "Looking ahead into the fourth quarter of 2004," Williams stated, "we anticipate sequential consolidated revenue to be materially above the third quarter due to seasonality factors within Roto-Rooter. Roto-Rooter is estimated to generate a 5% to 7% sequential revenue growth in the fourth quarter, which is consistent with historical seasonality.
    "VITAS continues to show consistent ADC growth. The past six quarters have averaged a sequential quarterly increase in ADC of 345. If this trend line continues, ADC would approximate 9,300 in the fourth quarter. We are optimistic as to the long-term sustainable trend-line improvements in ADC, revenue and earnings per share. However, we should keep in perspective VITAS will experience fluctuations in growth patterns and revenue mix quarter to quarter. We anticipate fluctuations in margins quarter to quarter as capacity and central support resources are grown at a more predictable and methodical rate than our actual ADC.
    "Based upon these factors and a current diluted share count of
12.7 million, our expectation is that earnings per diluted share for the fourth quarter will be in the range of $.73 to $.77. We anticipate providing full-year 2005 guidance when we release our final 2004 operating results."

    Conference Call

    Chemed will hold a conference call to discuss third quarter results Tuesday, October 26, 2004, at 11 a.m., ET. The dial-in number for the conference call is 800-945-0061 for U.S. and Canadian participants and 706-679-7146 for international participants. A live webcast of the call can be accessed on Chemed's website at www.chemed.com by clicking on "Investor Relations Home" and then on "Featured Event: Web Cast - Live! Q3 2004 Chemed Corporation Earnings Conference Call." An archived webcast will also be available at www.chemed.com and will remain available for 14 days following the live call.
    A taped replay of the conference call will be available approximately two hours after the call's conclusion. It can be accessed by dialing 800-642-1687 for U.S. and Canadian callers and 706-645-9291 for international callers. The conference identification number is 1034741. The telephone replay will be available for one week following the live call.
    Chemed Corporation operates in the healthcare field through its VITAS Healthcare Corporation subsidiary. VITAS provides daily hospice services to approximately 9,000 patients with severe, life-limiting illnesses. This type of care is focused on making the terminally ill patient's final days as comfortable and pain-free as possible. Chemed operates in the residential and commercial repair-and-maintenance-service industry under the brand names Roto-Rooter and Service America. Roto-Rooter provides plumbing and drain service through Company-owned branches, independent contractors and franchisees in the United States and Canada. Roto-Rooter also has licensed master franchisees in China/Hong Kong, Indonesia, Singapore, Japan, Mexico, the Philippines and the United Kingdom. Operating in Florida and Arizona, Service America furnishes residential and commercial appliance and heating and air conditioning repair and maintenance services.

    Forward-Looking Statements

    Certain statements contained in this earnings report and the accompanying tables are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "hope," "anticipate," "plan" and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Chemed does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause Chemed's actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties arise from, among other things, possible changes in regulations governing the hospice care, plumbing, drain cleaning and HVAC industries; periodic changes in reimbursement levels and procedures under Medicare and Medicaid programs; difficulties predicting patient length of stay and estimating potential Medicare reimbursement obligations; challenges inherent in Chemed's growth strategy; the current shortage of qualified nurses, other healthcare professionals and licensed plumbing and drain cleaning technicians; Chemed's dependence on patient referral sources; and other factors detailed under the caption "Description of Business by Segment" or "Risk Factors" in Chemed's most recent report on form 10-Q or 10-K and its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved.


CHEMED CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(in thousands, except per share data)(unaudited)

                            Three Months Ended      Nine Months Ended
                              September 30,           September 30,
                          -------------------     -------------------
                           2004 (a)   2003 (b)     2004 (a)   2003 (b)
                          --------    -------     --------   --------
Service revenues
 and sales                $211,134    $75,172     $551,176   $230,088
                          --------    -------     --------   --------
Cost of services provided
 and goods sold            149,409     44,215      382,839    135,978
Selling, general and
 administrative expenses    38,908     25,607      107,844     76,754
Depreciation                 3,002      2,983       11,161      9,025
Long-term incentive
 compensation                    -          -        9,058          -
                          --------    -------     --------   --------
  Total costs and
   expenses                191,319     72,805      510,902    221,757
                          --------    -------     --------   --------
  Income from operations    19,815      2,367       40,274      8,331
Interest expense            (6,085)      (755)     (15,196)    (2,429)
Loss on extinguishment of
 debt                            -          -       (3,330)         -
Other income--net              398      3,049        2,208      9,766
                          --------    -------     --------   --------
  Income before income
   taxes                    14,128      4,661       23,956     15,668
Income taxes                (3,647)    (1,748)      (8,983)    (5,898)
Equity in income/(loss) of
 affiliate (VITAS)             131          -       (3,153)         -
                          --------    -------     --------   --------
Net Income                $ 10,612    $ 2,913     $ 11,820   $  9,770
                          ========    =======     ========   ========

Earnings Per Share
  Net income              $   0.85    $  0.29     $   0.99   $   0.99
                          ========    =======     ========   ========
  Average number of shares
   outstanding              12,470      9,941       11,904      9,913
                          ========    =======     ========   ========
Diluted Earnings Per
 Share
  Net income              $   0.84    $  0.29     $   0.97   $   0.98
                          ========    =======     ========   ========
  Average number of shares
   outstanding              12,701      9,988       12,136      9,940
                          ========    =======     ========   ========

----------------------------------

(a) Results for 2004 include the following adjustments/special items which increased/(reduced) earnings (in thousands):

                                                    Third      Nine
                                                   Quarter    Months
                                                    ------   --------
    Adjustments to revise VITAS purchase price
     allocation and related amortization of
     assets:
      Increase in amortization expense (included
       in selling, gen. and administrative exp.)    $ (311)  $      -
      Reduction in depreciation expense                837          -
    Payouts under the Company's long-term
     incentive program                                   -     (9,058)
    Loss on extinguishment of debt                       -     (3,330)
                                                    ------   --------
        Total impact on income before income taxes     526    (12,388)
    Adjustment of income taxes related to the
     above                                            (211)     4,751
    Tax adjustments resulting from the
     finalization of prior-year tax returns in the
     third quarter of 2004                           1,020      1,020
    Tax adjustments from the cumulative reduction
     of estimated state and local tax rates          1,098          -
    Equity in the earnings/(loss) of VITAS,
     impacted significantly by transaction-
     related expenses incurred by VITAS prior to
     its merger with Chemed in February 2004           131     (3,153)
                                                    ------   --------
        Total impact on net income                  $2,564   $ (9,770)
                                                    ======   ========
    These 2004 adjustments/special items increased earnings per share by $.20 ($.21 on a diluted basis) in the third quarter and reduced earnings per share by $.82 ($.81 on a diluted basis) in the nine months.

(b) Results for 2003 include the following adjustments/special items which increased/(reduced) earnings (in thousands):

                                                    Third      Nine
                                                   Quarter    Months
                                                    ------   --------
    Severance charges in March 2003 (included in
     selling, gen. and administrative exp.)         $    -   $ (3,627)
    Pretax capital gains from the redemption of
     VITAS preferred stock and the sales of
     investments (included in other income)          1,846      5,390
    Dividend income from VITAS preferred stock
     redeemed in 2003 (included in other income)       371      1,794
                                                    ------   --------
        Total impact on income before income taxes   2,217      3,557
    Adjustment of income taxes related to the
     above                                            (689)      (979)
                                                    ------   --------
        Total impact on net income                  $1,528   $  2,578
                                                    ======   ========
    These 2003 adjustments/special items increased earnings per share by $.15 in the third quarter and increased earnings per share by $.26 in the nine months.


CHEMED CORPORATION
CONSOLIDATED BALANCE SHEET
(in thousands, except per share data)(unaudited)

                                                      September 30,
                                                  -------------------
                                                    2004       2003(a)
                                                  --------  ---------
Assets
 Current assets
  Cash and cash equivalents                       $ 51,261  $  72,607
  Accounts receivable less allowances               71,476     13,310
  Inventories                                        8,391      8,548
  Statutory deposits                                 7,924      9,852
  Prepaid income taxes                              10,493      4,612
  Current deferred income taxes                     24,247      9,167
  Prepaid expenses and other current assets          8,354      6,941
                                                  --------  ---------
    Total current assets                           182,146    125,037
  Investments of deferred compensation plans held
   in trust                                         19,302     16,832
  Other investments                                  1,445      5,546
  Note receivable                                   12,500     12,500
  Properties and equipment, at cost less
   accumulated depreciation                         58,422     47,456
  Identifiable intangible assets less accumulated
   amortization                                     75,828      2,450
  Goodwill less accumulated amortization           407,407    113,437
  Other assets                                      24,754     16,908
                                                  --------  ---------
      Total Assets                                $781,804  $ 340,166
                                                  ========  =========

Liabilities
  Current liabilities
    Accounts payable                              $ 39,406  $   5,033
    Current portion of long-term debt                5,401        463
    Income taxes                                       401         21
    Deferred contract revenue                       15,987     16,053
    Accrued insurance                               23,729     16,844
    Other current liabilities                       56,368     20,348
                                                  --------  ---------
      Total current liabilities                    141,292     58,762
  Long-term debt                                   288,311     25,635
  Mandatorily redeemable convertible preferred
   securities of the Chemed Capital Trust                -     14,146
  Deferred compensation liabilities                 19,306     16,824
  Other liabilities                                 18,000     20,315
                                                  --------  ---------
      Total Liabilities                            466,909    135,682
                                                  --------  ---------

Stockholders' Equity
  Capital stock                                     13,437     13,452
  Paid-in capital                                  209,564    169,406
  Retained earnings                                127,357    134,143
  Treasury stock, at cost                          (32,984)  (110,492)
  Unearned compensation                             (4,289)    (3,389)
  Deferred compensation payable in Company
   stock                                             2,351      2,294
  Notes receivable for shares sold                    (541)      (930)
                                                  --------  ---------
      Total Stockholders' Equity                   314,895    204,484
                                                  --------  ---------
      Total Liabilities and Stockholders'
       Equity                                     $781,804  $ 340,166
                                                  ========  =========

Book Value Per Share                              $  25.25  $   20.70
                                                  ========  =========

(a) Reclassified to conform to 2004 presentation


                          CHEMED CORPORATION
                 CONSOLIDATING STATEMENT OF OPERATIONS
        FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
                       (in thousands)(unaudited)
                                                              Chemed
                             Roto-    Service    Corp-       Consoli-
                   VITAS    Rooter    America    orate        dated
                 --------  -------    -------   -------      --------
2004
-----------------
Service revenues
 and sales       $135,101  $66,785    $ 9,248   $     -      $211,134
                 --------  -------    -------   -------      --------
Cost of services
 provided and
 goods sold       105,695   36,433      7,281         -       149,409
Selling, general
 and
 administrative
 expenses          14,215   20,021      1,831     2,841        38,908
Depreciation          469    2,081        392        60         3,002
Long-term
 incentive costs        -        -          -         -             -
                 --------  -------    -------   -------      --------
  Total costs and
   expenses       120,379   58,535      9,504     2,901       191,319
                 --------  -------    -------   -------      --------
  Income/(loss)
   from
   operations      14,722    8,250       (256)   (2,901)       19,815
Interest expense      (32)     (43)        (2)   (6,008)       (6,085)
Intercompany
 interest income/
(expense)             289      327         39      (655)            -
Loss on
 extinguishment
 of debt                -        -          -         -             -
Other income--net      93      (92)        24       373           398
                 --------  -------    -------   -------      --------
  Income/(loss)
   before income
   taxes           15,072    8,442       (195)   (9,191)       14,128
Income taxes       (6,097)  (2,375)(a)     70     4,755(a)     (3,647)
Equity in loss of
 VITAS                  -        -          -       131(b)        131
                 --------  -------    -------   -------      --------
  Net
   income/(loss) $  8,975  $ 6,067    $  (125)  $(4,305)     $ 10,612
                 ========  =======    =======   =======      ========

2003
-----------------
Service revenues
 and sales       $      -  $63,342    $11,830   $     -      $ 75,172
                 --------  -------    -------   -------      --------
Cost of services
 provided and
 goods sold             -   35,583      8,632         -        44,215
Selling, general
 and
 administrative
 expenses               -   21,424      2,458     1,725        25,607
Depreciation            -    2,276        619        88         2,983
                 --------  -------    -------   -------      --------
  Total costs and
   expenses             -   59,283     11,709     1,813        72,805
                 --------  -------    -------   -------      --------
  Income/(loss)
   from
   operations           -    4,059        121    (1,813)        2,367
Interest expense        -      (33)        (8)     (714)         (755)
Intercompany
 interest income/
(expense)               -      157          1      (158)            -
Other income--net       -      312         64     2,673(c)      3,049
                 --------  -------    -------   -------      --------
  Income/(loss)
   before income
   taxes                -    4,495        178       (12)        4,661
Income taxes            -   (1,707)      (114)       73        (1,748)
                 --------  -------    -------   -------      --------
  Net
   income/(loss) $      -  $ 2,788    $    64   $    61      $  2,913
                 ========  =======    =======   =======      ========

-----------------

(a) Amounts include favorable adjustments related to finalization of prior-year tax returns during the third quarter of 2004. The aftertax benefit received from these adjustments was $390,000 for Corporate and $630,000 for Roto-Rooter. In addition, amounts included tax benefits related to prior quarters due to the Company's adjusting its effective tax rate for state and local taxes during the third quarter. The aftertax benefit recorded for these prior-quarter adjustments was $881,000 for Corporate and $217,000 for Roto-Rooter.

(b) Amount includes the Company's aftertax share of VITAS' charges related to the Company's acquisition of VITAS prior to the acquisition date. The accruals for transaction costs were adjusted in the third quarter of 2004 based on changed facts and circumstances. Of the total adjustment, 37% (less deferred income taxes) was credited to the Company's equity in the earnings of VITAS and 63% was credited to goodwill. These charges comprise transaction-related expenses that increased the Company's equity in the earnings/(loss) of VITAS by $131,000 during the third quarter of 2004.

(c) Amount includes a pretax gain of $1,846,000 ($1,200,000 aftertax) from the redemption of VITAS preferred stock in the third quarter of 2003.


                          CHEMED CORPORATION
                 CONSOLIDATING STATEMENT OF OPERATIONS
         FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
                       (in thousands)(unaudited)
                                                             Chemed
                             Roto-     Service    Corp-      Consoli-
                   VITAS    Rooter     America    orate       dated
                 --------  --------    -------   --------    --------
2004
-----------------
Service revenues
 and sales       $316,453  $204,907    $29,816   $      -    $551,176
                 --------  --------    -------   --------    --------
Cost of services
 provided and
 goods sold       247,971   113,077     21,791          -     382,839
Selling, general
 and admin-
 istrative
 expenses          32,935    61,023      6,550      7,336     107,844
Depreciation        3,078     6,501      1,393        189      11,161
Long-term
 incentive costs        -     1,558 (a)    275(a)   7,225 (a)   9,058
                 --------  --------    -------   --------    --------
   Total costs
    and expenses  283,984   182,159     30,009     14,750     510,902
                 --------  --------    -------   --------    --------
   Income/
   (loss) from
    operations     32,469    22,748       (193)   (14,750)     40,274
Interest expense      (90)     (102)        (9)   (14,995)    (15,196)
Intercompany
 interest income/
(expense)             420       700         66     (1,186)          -
Loss on extin-
 guishment of
 debt                   -         -          -     (3,330)(b)  (3,330)
Other income --
 net                  169       594        178      1,267       2,208
                 --------  ---------   -------   --------    --------
   Income/
   (loss) before
    income taxes   32,968    23,940         42    (32,994)     23,956
Income taxes      (13,489)   (8,486)(f)    (48)    13,040 (f)  (8,983)
Equity in
 earnings of
 VITAS                  -         -          -     (3,153)(c)  (3,153)
                 --------  --------    -------   --------    --------
   Net income/
   (loss)        $ 19,479  $ 15,454    $    (6)  $(23,107)   $ 11,820
                 ========  ========    =======   ========    ========
2003
-----------------
Service revenues
 and sales       $      -  $192,659    $37,429   $      -    $230,088
                 --------  --------    -------   --------    --------
Cost of services
 provided and
 goods sold             -   108,180     27,798          -     135,978
Selling, general
 and
 administrative
 expenses               -    60,721      7,545      8,488 (d)  76,754
Depreciation            -     6,900      1,859        266       9,025
                 --------  --------    -------   --------    --------
   Total costs
    and expenses        -   175,801     37,202      8,754     221,757
                 --------  --------    -------   --------    --------
   Income/
   (loss) from
    operations          -    16,858        227     (8,754)      8,331
Interest expense        -      (148)       (28)    (2,253)     (2,429)
Intercompany
 interest income/
(expense)               -       414        (17)      (397)          -
Other income--net       -       707        288      8,771 (e)   9,766
                 --------  --------    -------   --------    --------
   Income/
   (loss) before
    income taxes        -    17,831        470     (2,633)     15,668
Income taxes            -    (6,730)      (303)     1,135      (5,898)
                 --------  --------    -------   --------    --------
   Net income/
   (loss)        $      -  $ 11,101    $   167   $ (1,498)   $  9,770
                 ========  ========    =======   ========    ========

-----------------

(a) Amounts represent payouts under the Company's 2002 Executive Long-term Incentive Plan in the first quarter of 2004. The aftertax cost of these charges was $4,455,000 for Corporate, $982,000 for Roto-Rooter and $170,000 for Service America.

(b) Amount represents the prepayment penalty incurred on the early extinguishment of the Company's debt ($2,030,000 aftertax) in the first quarter of 2004.

(c) Amount includes the Company's aftertax share of VITAS' charges related to the Company's acquisition of VITAS in the first quarter of 2004 prior to the acquisition date. The accruals for transaction costs were adjusted in the second and third quarters of 2004 based on changed facts and circumstances. These charges comprise transaction-related expenses that increased the Company's equity in the earnings/(loss) of VITAS by $3,669,000 during the first nine months of 2004.

(d) Amount includes pretax charges of $3,627,000 ($2,358,000 aftertax) for severance charges in the first quarter of 2003.

(e) Amount includes a pretax gain of $3,544,000 ($2,151,000 aftertax) from the sales of investments in the first quarter of 2003 and a pretax gain of $1,846,000 ($1,200,000 aftertax) from the redemption of VITAS preferred stock in the third quarter of 2003.

(f) Amounts include favorable adjustments related to finalization of prior-year tax returns during the third quarter of 2004. The aftertax benefit received from these adjustments was $390,000 for Corporate and $630,000 for Roto-Rooter.